Exhibit 16.1

July 30, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated July 13, 2007, of Valentis, Inc. and are in agreement with the statements contained in the paragraph “(a) Previous Independent Accountants” on page 43 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

By:	/s/ Ernst & Young LLP